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                                                                    EXHIBIT 12.1


                                XTRA CORPORATION
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
           ---------------------------------------------------------
                FOR THE SIX MONTHS ENDED MARCH 31, 1994 AND 1993
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                 1994            1993
                                                                -------         -------
  EARNINGS
  Income from operations before provision for income taxes      $47,866         $33,452
    Add: Fixed charges (below)                                   18,498          23,401
                                                                -------         -------
                                                                $66,364         $56,853
                                                                =======         =======
  FIXED CHARGES
    Interest expense                                            $16,739         $20,908
    Interest portion of rent expense                              1,759           2,493
                                                                -------         -------
                                                                $18,498         $23,401
                                                                =======         =======


    Ratio of Earnings to Fixed Charges                              3.6             2.4
                                                                =======         =======
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Note:  For purposes of computing the ratio of earnings to fixed charges,
       "earnings" represents income from operations before taxes plus fixed charges. "Fixed charges" for operations consist of interest on indebtedness and the portion of rental expense which represents interest.